Exhibit 99.1

Investor Relations Update

April 10, 2015

General Overview

•	Pre-tax Margin—The recent strengthening of the dollar resulted in higher than anticipated foreign exchange losses. As a result, the Company now expects its first quarter pretax margin excluding special charges to be approximately 12 to 13 percent, down from its previous guidance of 12 to 14 percent.

•	Capacity—2015 total system capacity is expected to be up approximately 2 percent vs. 2014, down from previous guidance of up 2 percent to 3 percent. Full year domestic capacity is expected to be up approximately 2 percent to 3 percent year-over-year, while international capacity is expected to be up approximately 1 percent vs. 2014.

•	Cash—As of March 31, 2015, the Company had approximately $9.9 billion in total cash and short-term investments, of which $757 million was restricted. The Company also had an undrawn revolving credit facility of $1.8 billion. Approximately $644 million of the Company’s unrestricted cash and short-term investment balance was held in Venezuelan bolivars. This balance includes approximately $621 million valued at 6.3 bolivars and approximately $23 million valued at 12.0 bolivars, with the rate depending on the date the Company submitted its repatriation request to the Venezuelan government. These rates are materially more favorable than the exchange rates currently prevailing for other transactions conducted outside of the Venezuelan government’s currency exchange system. The Company’s cash balance held in Venezuelan bolivars decreased $12 million from the December 31, 2014 balance of $656 million.

During 2014, we significantly reduced capacity in the Venezuelan market and we are no longer accepting bolivars as payment for airline tickets. We are monitoring this situation closely and continue to evaluate our holdings of Venezuelan bolivars for additional foreign currency losses or other accounting adjustments, which could be material, particularly in light of the additional uncertainty posed by the February 2015 changes to the foreign exchange regulations and the continued deterioration of economic conditions in Venezuela. More generally, fluctuations in foreign currencies, including devaluations, cannot be predicted by us and can significantly affect the value of our assets located outside the United States. These conditions, as well as any further delays, devaluations or imposition of more stringent repatriation restrictions, may materially adversely affect our business, results of operations and financial condition.

•	Fuel—For the first quarter 2015, the Company expects to pay an average of between $1.80 and $1.85 per gallon of mainline jet fuel (including taxes). Forecasted volume and fuel prices are provided in the tables below.

•	Cargo / Other Revenue—Includes cargo revenue, frequent flyer revenue, ticket change fees, excess/overweight baggage fees, first and second bag fees, contract services, airport clubs and inflight service revenues.

•	Taxes / NOL—As of December 31, 2014, AAG had approximately $10.1 billion of net operating losses (NOLs) available to reduce future federal taxable income, substantially all of which are expected to be available for use in 2015. The Company also had approximately $4.6 billion of NOLs available to reduce future state taxable income, substantially all of which are expected to be available for use in 2015. The Company’s net deferred tax asset, which includes the NOLs, is subject to a full valuation allowance. As of December 31, 2014, the tax affected valuation allowances associated with federal and state NOLs approximate $4.5 billion and $0.3 billion, respectively. In accordance with generally accepted accounting principles, utilization of NOLs to offset book taxable income reduces the net deferred tax asset and results in the release of corresponding valuation allowances, which offsets the tax provision on our income statement dollar for dollar. The Company continues to evaluate the need to maintain a valuation allowance. The Company may be obligated to record and pay income tax related to certain states and foreign jurisdictions where NOLs may be limited or not available to be used. The Company currently expects this cash tax expense to be less than $10 million per quarter.

Please refer to the footnotes and the forward looking statements page of this document for additional information

Mainline Update

April 10, 2015

Mainline Comments

•	Combined mainline data includes American Airlines and US Airways operated flights, and all operating expenses are for mainline operated flights only. Please refer to the following page for information pertaining to regional data.

•	Mainline capacity increase of 1 percent for the year is comprised of stage length related increase of approximately 1.5 percent, gauge related increase of approximately 2 percent and a departure related reduction of approximately 3 percent.

•	During the first quarter, the Company completed a $500 million unsecured bond offering priced at 4.625% and a $1.2 billion EETC priced at a blended rate of 3.425% ($496 million is included in the assumed 2015 financing below).

	1Q15E	2Q15E	3Q15E	4Q15E	FY15E
Mainline Guidance
Available Seat Miles (ASMs) (bil)	~55.9	~62.0	~63.6	~58.5	~239.9
CASM ex fuel and special items (YOY % change)[1]	+5% to +7%	+2% to +4%	+2% to +4%	+4% to +6%	+3% to +5%

Cargo Revenues ($ mil)	~195	~220	~225	~220	~860
Other Revenues ($ mil)	~1,190	~1,230	~1,225	~1,210	~4,855

Average Fuel Price (incl. taxes) ($/gal) (as of 4/1/2015)	1.80 to 1.85	1.76 to 1.81	1.86 to 1.91	1.90 to 1.95	1.83 to 1.88
Fuel Gallons Consumed (mil)	~848	~935	~945	~874	~3,602

Interest Income ($ mil)	~(10)	~(9)	~(9)	~(12)	~(40)
Interest Expense ($ mil)[2]	~210	~225	~219	~217	~871
Other Non-Operating (Income)/Expense ($ mil)[2,3]	~81	~2	~3	~3	~89

CAPEX Guidance ($ mil) Inflow/(Outflow)
Non-Aircraft CAPEX	~(250)	~(250)	~(250)	~(250)	~(1,000)

Gross Aircraft CAPEX & net PDPs	~(1,346)	~(1,505)	~(1,038)	~(1,505)	~(5,394)
Assumed Aircraft Financing	~742	~184	~195	~260	~1,380

Net Aircraft CAPEX & PDPs[4]	~(605)	~(1,320)	~(843)	~(1,246)	~(4,014)

Notes:

1.	CASM ex fuel and special items is a non-GAAP financial measure. Please see the GAAP to non-GAAP reconciliation at the end of this document.
2.	Excludes special items; please see the GAAP to non-GAAP reconciliation at the end of this document.
3.	Other Non-Operating (Income)/Expense includes primarily gains and losses from foreign currency.
4.	Numbers may not recalculate due to rounding.

Please refer to the footnotes and the forward looking statements page of this document for additional information

Regional Update

April 10, 2015

Regional Comments

•	AAG receives feed from 10 regional airlines, including wholly owned subsidiaries Envoy, PSA Airlines and Piedmont Airlines.

•	All operating expenses (including capacity purchase agreements) associated with regional operations are included within the regional non-fuel operating expense line item on the income statement.

•	Regional capacity increase of 9 percent for the year is comprised of stage length related increase of approximately 1 percent, gauge related increase of approximately 5 percent and a departure related increase of approximately 3 percent.

•	Quarterly CASM numbers are higher than previous guidance due to 3 percent less growth, a decrease in stage length, and start up costs related to the shift in capacity from Envoy to affiliate carriers.

	1Q15E	2Q15E	3Q15E	4Q15E	FY15E
Regional Guidance
Available Seat Miles (ASMs) (bil)	~6.94	~7.59	~7.97	~8.13	~30.63
CASM ex fuel and special items (YOY % change)[1]	0% to -2%	+1% to -1%	0% to -2%	-3% to -5%	-1% to -3%

Average Fuel Price (incl. taxes) ($/gal) (as of 4/1/2015)	1.82 to 1.87	1.78 to 1.83	1.89 to 1.94	1.92 to 1.97	1.86 to 1.91
Fuel Gallons Consumed (mil)	~169	~182	~187	~187	~725

Regional Airlines
Envoy[2]	Mesa Airlines, Inc.
SkyWest Airlines, Inc.	Piedmont Airlines, Inc.[2]
ExpressJet Airlines, Inc.	PSA Airlines, Inc.[2]
Republic Airline Inc.	Trans States Airlines, Inc.[3]
Air Wisconsin Airlines Corporation	Compass Airlines, LLC

Notes:

1.	CASM ex fuel and special items is a non-GAAP financial measure. Please see the GAAP to non-GAAP reconciliation at the end of this document.
2.	Wholly owned subsidiary of American Airlines Group Inc.
3.	Pro-rate agreement. Will also operate under a capacity purchase agreement beginning in May, 2015.

Please refer to the footnotes and the forward looking statements page of this document for additional information

Fleet Update

April 10, 2015

Fleet Comments

•	In 2015, the Company expects to take delivery of 75 mainline aircraft including 7 A319 aircraft, 35 A321 aircraft, 18 737-800 aircraft, 2 777-300ER aircraft, and 13 787-8 aircraft. In addition, the Company expects to retire 103 aircraft, including 9 A320 aircraft, 38 757 aircraft, 6 767-200 aircraft, 7 767-300 aircraft and 43 MD80s by the end of 2015.

•	In 2015, the Company expects to increase its regional fleet size by 25 CRJ900 aircraft and 29 E175 aircraft. The Company expects to remove and park 21 ERJ140 aircraft and retire 1 Dash 8-100 aircraft.

	Mainline Ending Fleet Count [1]
	2014A	1Q15A	2Q15E	3Q15E	4Q15E
A319	118	122	125	125	125
A320	64	57	55	55	55
A321	139	148	159	167	174
A332	15	15	15	15	15
A333	9	9	9	9	9
B738	246	250	256	259	264
B757	106	97	87	73	68
B762	6	—	—	—	—
B763	58	57	56	51	51
B772	47	47	47	47	47
B773	16	17	17	17	18
B788	—	2	6	10	13
E190	20	20	20	20	20
MD80	139	132	113	97	96

	983	973	965	945	955

	Regional Ending Fleet Count [1]
	2014A	1Q15A	2Q15E	3Q15E	4Q15E
CRJ200	138	138	138	138	138
CRJ700	61	61	61	61	61
CRJ900	77	86	91	98	102
DASH 8-100	27	27	26	26	26
DASH 8-300	11	11	11	11	11
E170	20	20	20	20	20
E175	80	87	91	100	109
ERJ140	34	29	18	14	13
ERJ145	118	118	118	118	118

	566	577	574	586	598

Notes:

1.	All fleet counts include aircraft removed from the fleet and placed in temporary storage and aircraft that have yet to be returned to lessors. At the end of the first quarter, the Company expects to have ten aircraft in temporary storage.

Please refer to the footnotes and the forward looking statements page of this document for additional information

Shares Outstanding

April 10, 2015

Shares Outstanding Comments

•	The estimated weighted average shares outstanding for 2015 are listed below.

•	On January 27, 2015 the Company announced that its Board has authorized an additional $2 billion share repurchase program to be completed by the end of 2016. As of March 31, 2015, the Company had repurchased 3.8 million shares at a cost of $190 million under this authorization.

2015 Shares Outstanding (shares mil)1

	Shares
For Q1	Basic	Diluted
Earnings	696	717
Net loss	696	696

	Shares
For Q2-Q4 Average	Basic	Diluted
Earnings	696	719
Net loss	696	696

	Shares
For FY 2015 Average	Basic	Diluted
Earnings	696	719
Net loss	696	696

Notes:

1.	Shares outstanding are based upon several estimates and assumptions, including average per share stock price and stock award activity and do not take into consideration any future share repurchases. The number of shares in actual calculations of earnings per share will likely be different from those set forth above.

Please refer to the footnotes and the forward looking statements page of this document for additional information

GAAP to Non-GAAP Reconciliation

April 10, 2015

The Company is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. The Company believes that the non-GAAP financial measures provide investors the ability to measure financial performance excluding special items, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other major airlines. The Company believes that the presentation of mainline CASM excluding fuel and special items and regional CASM excluding fuel and special items is useful to investors because both the cost and availability of fuel are subject to many economic and political factors beyond the Company’s control.

	American Airlines Group Inc GAAP to Non-GAAP Reconciliation
	($ mil except ASM and CASM data)
	1Q15 Range		2Q15 Range		3Q15 Range		4Q15 Range		FY15 Range
	Low	High	Low	High	Low	High	Low	High	Low	High
Mainline
Mainline operating expenses[1]	$6,791	$6,934	$7,053	$7,205	$7,175	$7,328	$6,935	$7,081	$27,915	$28,509
Less mainline fuel	1,526	1,569	1,646	1,692	1,758	1,805	1,661	1,704	6,590	6,770
Less special items	—	—	—	—	—	—	—	—	—	—

Mainline operating expense excluding fuel and special items	5,265	5,365	5,407	5,513	5,417	5,523	5,275	5,376	21,324	21,739

Mainline CASM (cts)[1]	12.15	12.40	11.38	11.62	11.28	11.52	11.86	12.10	11.64	11.88

Mainline CASM excluding fuel and special items (Non-GAAP) (cts)	9.42	9.60	8.72	8.89	8.52	8.68	9.02	9.19	8.89	9.06

Mainline ASMs (bil)	55.9	55.9	62.0	62.0	63.6	63.6	58.5	58.5	239.9	239.9

Regional
Regional operating expenses	$1,438	$1,469	$1,511	$1,544	$1,566	$1,600	$1,585	$1,620	$6,080	$6,214
Less regional fuel expense	308	316	324	333	353	363	359	368	1,344	1,380
Less special items	—	—	—	—	—	—	—	—	—	—

Regional operating expenses excluding fuel and special items	1,130	1,153	1,187	1,211	1,212	1,237	1,226	1,252	4,736	4,834

Regional CASM (cts)	20.72	21.17	19.91	20.35	19.64	20.07	19.49	19.93	19.85	20.29

Regional CASM excluding fuel and special items (Non-GAAP) (cts)	16.29	16.62	15.64	15.96	15.21	15.52	15.08	15.39	15.46	15.78

Regional ASMs (bil)	6.94	6.94	7.59	7.59	7.97	7.97	8.13	8.13	30.63	30.63

Interest Expense
Interest Expense	$210	$210	$225	$225	$219	$219	$217	$217	$871	$871
Less special items	—	—	—	—	—	—	—	—	—	—

Interest Expense excluding special items	210	210	225	225	219	219	217	217	871	871

Other Non-Operating (Income)/Expense
Other non-operating (income)/expense	81	$81	$2	$2	$3	$3	$3	$3	$89	$89
Less special items	—	—	—	—	—	—	—	—	—	—

Other non-operating (income)/expense excluding special items	81	81	2	2	3	3	3	3	89	89

Notes: Amounts may not recalculate due to rounding.

(1)	Forecasted mainline operating expenses exclude special items.

Please refer to the footnotes and the forward looking statements page of this document for additional information

Forward Looking Statements

April 10, 2015

Cautionary Statement Regarding Forward-Looking Statements

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “if current trends continue,” “optimistic,” “forecast” and other similar words. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, estimates, expectations and intentions, and other statements that are not historical facts. These forward-looking statements are based on the current objectives, beliefs and expectations of the Company, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. The following factors, among others, could cause actual results and financial position and timing of certain events to differ materially from those described in the forward-looking statements: significant operating losses in the future; downturns in economic conditions that adversely affect the Company’s business; the impact of continued periods of high volatility in fuel costs, increased fuel prices and significant disruptions in the supply of aircraft fuel; competitive practices in the industry, including the impact of low cost carriers, airline alliances and industry consolidation; the challenges and costs of integrating operations and realizing anticipated synergies and other benefits of the merger transaction with US Airways Group, Inc.; the Company’s substantial indebtedness and other obligations and the effect they could have on the Company’s business and liquidity; an inability to obtain sufficient financing or other capital to operate successfully and in accordance with the Company’s current business plan; increased costs of financing, a reduction in the availability of financing and fluctuations in interest rates; the effect the Company’s high level of fixed obligations may have on its ability to fund general corporate requirements, obtain additional financing and respond to competitive developments and adverse economic and industry conditions; the Company’s significant pension and other post-employment benefit funding obligations; the impact of any failure to comply with the covenants contained in financing arrangements; provisions in credit card processing and other commercial agreements that may materially reduce the Company’s liquidity; the limitations of the Company’s historical consolidated financial information, which is not directly comparable to its financial information for prior or future periods; the impact of union disputes, employee strikes and other labor-related disruptions; any inability to maintain labor costs at competitive levels; interruptions or disruptions in service at one or more of the Company’s hub airports; costs of ongoing data security compliance requirements and the impact of any significant data security breach any inability to obtain and maintain adequate facilities, infrastructure and slots to operate the Company’s flight schedule; and expand or change its route network; the Company’s reliance on third-party regional operators or third-party service providers that have the ability to affect the Company’s revenue and the public’s perception about its services; any inability to effectively manage the costs, rights and functionality of third-party distribution channels on which the Company relies; extensive government regulation, which may result in increases in the Company’s costs, disruptions to the Company’s operations, limits on the Company’s operating flexibility, reductions in the demand for air travel, and competitive disadvantages; the impact of the heavy taxation on the airline industry; changes to the Company’s business model that may not successfully increase revenues and may cause operational difficulties or decreased demand; the loss of key personnel or inability to attract and retain additional qualified personnel; the impact of conflicts overseas, terrorist attacks and ongoing security concerns; the global scope of the Company’s business and any associated economic and political instability or adverse effects of events, circumstances or government actions beyond its control, including the impact of foreign currency exchange rate fluctuations and limitations on the repatriation of cash held in foreign countries; the impact of environmental regulation; the Company’s reliance on technology and automated systems and the impact of any failure of these technologies or systems; challenges in integrating the Company’s computer, communications and other technology systems; losses and adverse publicity stemming from any accident involving any of the Company’s aircraft or the aircraft of its regional or codeshare operators; delays in scheduled aircraft deliveries, or other loss of anticipated fleet capacity, and failure of new aircraft to perform as expected; the Company’s dependence on a limited number of suppliers for aircraft, aircraft engines and parts; the impact of changing economic and other conditions beyond the Company’s control, including global events that affect travel behavior such as an outbreak of a contagious disease, and volatility and fluctuations in the Company’s results of operations due to seasonality; the effect of a higher than normal number of pilot retirements and a potential shortage of pilots; the impact of possible future increases in insurance costs or reductions in available insurance coverage; the effect of a lawsuit that was filed in connection with the merger transaction with US Airways Group, Inc. and remains pending; an inability to use NOL carryforwards; any impairment in the amount of goodwill the Company recorded as a result of the application of the acquisition method of accounting and an inability to realize the full value of the Company’s and American Airlines’ respective intangible or long-lived assets and any material impairment charges that would be recorded as a result; price volatility of the Company’s common stock; the effects of the Company’s capital deployment program and the limitation, suspension or discontinuation of the Company’s share repurchase program or dividend payments thereunder; delay or prevention of stockholders’ ability to change the composition of the Company’s board of directors and the effect this may have on takeover attempts that some of the Company’s stockholders might consider beneficial; the effect of provisions of the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws that limit ownership and voting of its equity interests, including its common stock; the effect of limitations in the Company’s Restated Certificate of Incorporation on acquisitions and dispositions of its common stock designed to protect its NOL carryforwards and certain other tax attributes, which may limit the liquidity of its common stock; and other economic, business, competitive, and/or regulatory factors affecting the Company’s business, including those set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 (especially in Part I, Item 1A—“Risk Factors and Part II, Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations sections) and other risks and uncertainties listed from time to time in the Company’s other filings with the SEC. There may be other factors of which the Company is not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements. The Company does not assume any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements except as required by law.

Please refer to the footnotes and the forward looking statements page of this document for additional information